Exhibit 21

Subsidiaries

American Sports Licensing, Inc., a Delaware corporation (f/k/a Dick’s Asset Management)

DSG of Virginia, LLC, a Virginia limited liability company

Galyan’s Trading Company, Inc., an Indiana corporation

Galyan’s of Virginia, Inc., a Virginia corporation

Galyan’s Nevada, Inc., a Nevada corporation